Exhibit 6.3

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [DATE], by and among 1300 East Pike Partners LLC, a Delaware limited liability company (“Issuer”), Solis Seattle, LLC, a Washington limited liability company (“Sponsor”, and together with Issuer, the “Co-Issuers”), LEX Markets LLC, a Delaware limited liability company (“Placement Agent”), and Computershare Trust Company, N.A. (the “Escrow Agent”).

WHEREAS, the Co-Issuers propose to offer and sell up to $[_______] of Issuer’s units of limited liability company interests (the “Units”) on a best efforts basis (the “Offering”) to investors (“Subscribers”) pursuant to the Co-Issuers’ offering statement on Form 1-A (Securities Act file No. 024-[_____]), as amended or supplemented from time to time (the “Offering Document”);

WHEREAS, the Placement Agent has been engaged by the Sponsor to offer and sell the Shares on a best efforts basis;

WHEREAS, the Placement Agent and the Co-Issuers desire to establish an escrow account (the “Escrow Account”), as further described herein in which funds received from Subscribers will, except as otherwise specified herein, be deposited into an Approved Bank (as defined below) account entitled Computershare Trust Company NA as Escrow Agent for 1300 East Pike Partners LLC and the Co-Issuers desire that Computershare Trust Comapny, N.A. act as escrow agent to the Escrow Account and Escrow Agent is willing to act in such capacity; and

WHEREAS, the Co-Issuers have agreed to deposit in escrow certain funds and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.       Appointment. The Co-Issuers hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.       Deposit of Funds. During the Offering, Co-Issuers and Placement Agent agree to instruct Subscribers to deposit with the Escrow Agent payment for the Units (the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) as directed in Section 3.

3.       Placement of Fund. (a) The Escrow Agent offers the custody of funds placed, at the direction of the parties, in bank account deposits. During the term of this Agreement, the Fund shall be held in a bank account at one or more of the banks listed in Schedule 3 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). Escrow Agent shall be entitled to retain for its own benefit, as partial compensation or benefit for its services hereunder, including reduced bank charges, any amount of interest earned on the Escrow Deposit. The Escrow Agent will not provide any investment advice in connection with this Agreement.

(b) The amounts held in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Co-Issuers and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Deposit which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Co-Issuers acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing the Escrow Deposit at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

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4.       Disposition and Termination.

(a)       Subject to Rule 10b-9 (17 CFR 240) of the Securities and Exchange Act of 1934, as amended, if after a Subscriber’s funds have been deposited into the Escrow Account and the Co-Issuers notify the Escrow Agent in writing that it has rejected such subscription, the Company and Placement Agent shall provide to the Escrow Agent any information necessary to return such Subscriber’s funds to the Subscriber. Upon receipt of any such necessary information the Escrow Agent shall promptly return such funds to the applicable Subscriber. After a minimum of $1,500,000 has been deposited into the Escrow Account (“Minimum Offering”), the Escrow Agent shall periodically transfer to the Sponsor Escrowed Funds pursuant to standing written instructions from both the Issuer and the Placement Agent as agreed among the Co-Issuers, the Placement Agent and the Escrow Agent from time to time. The Escrow agent will not transfer funds to the Sponsor until the Minimum Offering has been met. Prior to the disbursement of the Escrowed Funds to the Sponsor in accordance with the Offering, the Sponsor will not be entitled to any principal funds received into the Escrow Account. If the Co-Issuers and Placement Agent do not raise $2,150,000 within 12 months of December __, 2021 (the “Escrow Termination Date”), the Offering will be terminated, and the Escrow Agent will promptly return all amounts in the Escrow Account to the Subscribers and close the Escrow Account and the Co-Issuers will release all Subscribers from their commitments.

(b) Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from Co-Issuers and Placement Agent, or their respective successors or assigns, as to the disbursement of the Fund, the Escrow Agent shall disburse the Escrow Fund pursuant to such joint written instructions. The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless and until the Escrow Agent is satisfied, in its sole discretion, that the persons executing said joint written instructions are authorized to do so.

(c) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Fund, the Escrow Agent shall release the balance in the Fund and shall have no liability or responsibility to the Co-Issuers for any deficiency.

(d) Upon delivery of any and all remaining balance in the Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8.

5.       Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Co-Issuers and the Placement Agent, in connection herewith, if any, including without limitation the Offering Document , nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Offering , any schedule or exhibit attached to this Agreement, or any other agreement among the Co-Issuers and the Placement Agent, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Funds, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Funds, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

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(b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Co-Issuers and Placement Agent which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Co-Issuers agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Co-Issuers specifying a date when such resignation shall take effect. If the Co-Issuers have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Co-Issuers hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. In accordance with Section 8 below, the Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement.

(b)        Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.       Compensation and Reimbursement. The Co-Issuers each agree to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter one-half of all reasonable compensation for the services to be rendered hereunder as described in Schedule 2 attached hereto, and (b) pay or reimburse one-half of the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the entry into, performance, modification and termination of this Agreement.

8.       Indemnity. (a) Subject to Section 8(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment)(collectively “Losses”) only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent’s gross negligence or willful misconduct; provided, however, that any liability of the Escrow Agent will be limited in the aggregate to the Escrow Deposit placed with the Escrow Agent.

(b) The Co-Issuers shall jointly and severally indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability described in Section 8(a) above.

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(c) Without limiting the Co-Issuers’ indemnification obligations set forth in Section 8(b) above, neither the Co-Issuers nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d) This Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

9.       Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Co-Issuers and Placement Agent acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Co-Issuers and Placment Agent’s identity including without limitation name, address and organizational documents (“identifying information”). The Co-Issuers and Placement Agent agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Certification and Tax Reporting. The Co-Issuers have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned under this Agreement shall be allocated to Sponsor and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Sponsor whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities..

10.       Notices. All communications hereunder shall be in writing and except for communications from the Co-Issuers setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a) by facsimile;

(b) by overnight courier; or

(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Co-Issuers:	1300 East Partners LLC
c/o Solis Seattle, LLC
2909 1st Avenue South
Seattle, Washington 98134
Attention: Marc Colucciio

With a copy (which shall not constitute notice) to:

Winston & Strawn LLP
2121 N. Pearl Street, Suite 900
Dallas, TX 75201
Attention: Kenneth L. Betts
Email: kbetts@winston.com

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If to Placement Agent:	LEX Markets LLC
25 W39th Street, 8th Floor
New York, NY 10018
Attn.: Jamshaid Khan, Esq.
Legal@lex-markets.com

If to the Escrow Agent:	Computershare Trust Company, N.A.
6200 S. Quebec Street
Greenwood Village, CO 80111
Attention: Rose Stroud
Facsimile No. (303) 262-0608
Email: corporate.trust@computershare.com and
rose.stroud@computershare.com; jay.ramos@computershare.com

With a copy to:	Computershare Trust Company, N.A.
480 Washington Boulevard
Jersey City, NJ 07310
Attention: General Counsel
Facsimile No.: (201) 680-4610

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.       Security Procedures. Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to the Co-Issuers by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(a) In the event funds transfer instructions are so received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Issuer’s or Sponsor’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Issuer or Sponsor to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(b) Issuer acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Issuer under this Agreement without a verifying call-back as set forth in Section 11(a) above:

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Issuer’s Bank account information:

Bank Name:
Bank Address:
Routing No.:
Account Name:
Account No.:

Sponsor acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Sponsor under this Agreement without a verifying call-back as set forth in Section 11(a) above:

Sponsor’s Bank account information:

Bank Name:
Bank Address:
ABA No.:
Account Name:
Account No.:

(c) In addition to their respective funds transfer instructions as set forth in Section 11(b) above, the Co-Issuers each acknowledge that repetitive funds transfer instructions may be given to the Escrow Agent for one or more beneficiaries where only the date of the requested transfer, the amount of funds to be transferred, and/or the description of the payment shall change within the repetitive instructions (“Standing Settlement Instructions”). Accordingly, the Co-Issuers shall each deliver to Escrow Agent such specific Standing Settlement Instructions only for each respective beneficiary as set forth in Schedule 1, by facsimile in accordance with this Section 11. Escrow Agent may rely solely upon such Standing Settlement Instructions and all identifying information set forth therein for each beneficiary. Escrow Agent and the Co-Issuers agree that such Standing Settlement Instructions shall be effective as the funds transfer instructions of each of the Co-Issuers, without requiring a verifying call-back as set forth in Section 11(a), whether or not authorized, if such Standing Settlement Instructions are consistent with previously authenticated Standing Settlement Instructions for that beneficiary.

(d) The Co-Issuers acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12.       Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.       Miscellaneous. Except for funds transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Co-Issuers. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. The Co-Issuers and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Co-Issuers represent, warrant and covenant that each document, notice, instruction or request provided by such party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Co-Issuers any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

1300 East Pike Partners LLC

By:

Name:	Marc Coluccio

Title:	Manager

Telephone:

Solis Seattle, LLC

By:

Name:	Marc Coluccio

Title:	Manager

Telephone:

LEX Markets LLC

By:

Name:

Title:

Telephone:

COMPUTERSHARE TRUST COMPANY, N.A.

as Escrow Agent

By:

Name:

Title:

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Schedule 1

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If from Co-Issuers:

	Name	Telephone Number	Signature

1.

2.

3.

If from Placement Agent:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If from Co-Issuers:

	Name	Telephone Number

1.

2.

3.

If from Placement Agent:

	Name	Telephone Number

1.

2.

3.

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Schedule 2

FEE SCHEDULE

(INDICATIVE, TO BE CONFIRMED BASED ON DEAL TERMS, VALUE, VOLUMES, TIMING)

Account Set Up and Administration

Monthly Fee after 4 months

Transaction Fees:

Per Outgoing Wire	Included

Legal Review, if applicable	By Appraisal

The foregoing fees are exclusive of all applicable taxes, costs for extraordinary services or events, and of reasonable legal costs and out-of-pocket expenses that may be incurred. Additional charges will be imposed for services not specifically priced or for extraordinary events, including, but not limited to, claims, threatened or actual litigation or default situations. Fees are subject to adjustment should activity levels justify it. Fees are subject to acceptance by Computershare’s new business acceptance committee, and receipt of all required documentation for us to comply with any applicable anti-money laundering and anti-terrorism regulation, policy or guideline. Interest may be charged on overdue invoices.

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SCHEDULE 3

APPROVED BANKS

Bank of America
BMO Harris Bank, N.A.
ANZ
Societe Generale
Citibank,N.A.
Bank of the West
PNC Bank NA
Huntington Bank
BNP Paribas
BB&T

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